Exhibit 99.2

FOR IMMEDIATE RELEASE

XO ANNOUNCES REVISED U.S. AND EUROPEAN NETWORK SERVICES AGREEMENTS WITH LEVEL 3

Reston, VA. (April 26, 2001) – XO Communications, Inc. (Nasdaq: XOXO), one of the world’s fastest-growing providers of broadband communications solutions, announced today that it has restructured its agreements to purchase fiber networks from Level 3 Communications (Nasdaq:LVLT) in the United States and Europe.

Based on the revised agreements and other financing news announced by XO today, the company believes that its cash on hand, together with additional funding commitments announced today and funds available under its bank credit facility will fund its operations company into the first half of 2003.

Today’s agreement reached between XO and Level 3 modified two separate transactions that were announced during the past three years. The original transactions included:

A July 1998 agreement for XO to purchase 24 fibers and an empty conduit in a 16,000-mile North American inter-city fiber network from Level 3 for $700 million. To date, more than 60 percent of this commitment has been purchased and paid for. XO was also to have received tag-along rights for additional fibers as deployed in the future in certain conduits of Level 3’s North American network.

A November 2000 agreement for XO to purchase nine European metro fiber networks and a pan-European inter-city fiber network from Level 3 for approximately $148 million, as well as transatlantic capacity for approximately $15 million.

The newly signed agreement between the two companies resulted in a number of changes to the original transactions. Among them:

XO and Level 3 have agreed to cancel agreements relating to the purchase of the European metro and inter-city fiber networks from Level 3 and to apply the $128 million in payments that have already been made to Level 3 for the European networks to reduce the remaining amounts payable by XO under its $700 million North American inter-city network commitment.

XO will become a broadband transport customer of Level 3. Initially, XO will purchase approximately $30 million worth of wavelength services on Level 3’s inter-city network in North America.

XO will give up certain contractual provisions included in its 1998 agreement with Level 3, including terms that gave XO tag-along rights to purchase a portion of the fibers installed in the future in certain additional conduits in the Level 3 North American network.

XO will purchase Trans-Atlantic capacity per the original European agreement.

XO will transfer certain transmission equipment it has purchased to Level 3, the value of which will be applied toward the purchase price of Level 3 broadband transport services.

A joint Level 3-X0 implementation team has been established to rapidly activate the wavelengths and migrate traffic from XO’s existing leased network capacity onto the new wavelength capacity obtained from Level 3.

“We are pleased to have reached a mutually beneficial agreement with Level 3 that will extend our relationship and yield financial advantages for both of our companies,” said XO Chairman and CEO Dan Akerson. “We are disappointed that our European opportunity is not going to be realized. The current market conditions, however, demand that we direct our resources and attention to the significant opportunity that exists for XO in the United States.”

“This new agreement demonstrates the strengths of both companies and enables a long-term, mutually beneficial relationship,” said Jim Crowe, Level 3’s chief executive officer. “It also reflects broader trends that are reshaping the communications industry. We think that, because of the cost efficiency of the Level 3 network, companies increasingly will look to us to provide broadband transport services.”

XO also said today that the company would reduce capital earmarked for extending its current metro fiber networks and would delay purchasing and installing additional optical networking equipment to “light” its 24 inter-city network fibers. XO will continue to have the ability to light portions of the XO-owned inter-city fibers as demand requires.

During the past five years, XO has taken bold steps to build customer premises-to-customer premises broadband communications networks throughout the United States. The company now operates robust local fiber networks offering service in 62 markets in the United States. Additionally, XO has extensive fiber, broadband wireless and Digital Subscriber Line (DSL) facilities that directly connect customers’ buildings into the XO network, giving the company the most versatile last mile network capabilities in the telecommunications industry today.

“XO continues to hold an unrivaled collection of broadband network assets that will allow us to successfully compete against the giants of the telecommunications industry,” continued Akerson. “Today, we have taken important steps to ensure the long-term financial stability of the company. We continue to remain intent on achieving our mission to add simplicity and accountability to the telecommunications purchasing experience, and by doing so, redefining the way businesses communicate.”

About XO Communications

XO Communications is one of the world’s leading providers of broadband communications services offering local and long distance voice communication services, Digital Subscriber Line (DSL) access, Web hosting and e-commerce service, Virtual Private Networks (VPNs), dedicated access, global transit and application infrastructure services for delivering applications over the Internet or a VPN.

XO has assembled an unrivaled set of facilities-based broadband networks and Tier One Internet peering relationships throughout the United States. XO currently offers facilities-based broadband communications services in 62 markets throughout the United States. The Company is also one of North America’s largest holders of fixed broadband wireless spectrum, with licenses covering 95 percent of the population of the 30 largest U.S. cities and a partnership with licenses covering all of the top cities in Canada.

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The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements include those describing XO’s expected future operations, results of operations, and liquidity and capital resources. Management wishes to caution the reader that these forward-looking statements are only predictions and are subject to risks and uncertainties and actual results may differ materially from those indicated in the forward-looking statements as a result of a number of factors. These factors include, but are not limited to, the ability of XO to market, sell and provision its services, to design and construct fiber optic networks and, install cable and facilities, including switching electronics, and to develop, install and provision LMDS equipment and interconnect that equipment with its fiber networks and to connect those networks to customers. XO Communications’ is subject to other risks and uncertainties described from time to time in its reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000.

XO, the XO design logo are trademarks of XO Communications, Inc.

Contact:	Todd Wolfenbarger / XO Communications
Media and Industry analysts
703-547-2011 or 703-675-3496

Lisa Miles / XO Communications
Financial Analysts
703-547-2440

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